Exhibit 99.1

      SUPERIOR ESSEX INC. ANNOUNCES FILING OF UNIVERSAL SHELF REGISTRATION
                                    STATEMENT

    ATLANTA, May 3 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq: SPSX), one of the largest wire and cable companies in North America, announced today that it has filed a universal shelf registration statement with the Securities and Exchange Commission. When declared effective by the Securities Exchange Commission, the registration statement will permit Superior Essex to issue, from time to time, up to an aggregate of $175,000,000 of Superior Essex common stock, preferred stock, debt securities and warrants.

    "Having a shelf registration in place gives us flexibility to opportunistically access capital markets," said Stephen Carter, Chief Executive Officer of Superior Essex. The company would plan to use net proceeds from any sale of its securities to provide working capital for general corporate purposes.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    About Superior Essex

    Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at www.superioressex.com .

SOURCE  Superior Essex Inc.
    -0-                             05/03/2005
    /CONTACT: Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Web site:  http://www.superioressex.com /

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